                                                                    Exhibit 99.1


On August 26, 2003, Zimmer Holdings, Inc. made available the following.


Contact:
           Media                                        Investors
           Brad Bishop                                  Sam Leno
           574/372-4291                                 574/372-4790
           bradley.bishop@zimmer.com                    sam.leno@zimmer.com
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              ZIMMER PROVIDES UPDATE ON CENTERPULSE ACQUISITION


(WARSAW, IN) AUGUST 26, 2003 - Zimmer Holdings, Inc. (NYSE: ZMH) announced today that it has reviewed certain accounting issues at Centerpulse AG in response to the disclosure of the United States Securities and Exchange Commission's informal investigation of Centerpulse. Although Zimmer cannot provide any assurance as to the timing or nature of the ultimate outcome of the SEC investigation, Zimmer did not become aware of any facts during its examination that alter its views regarding the long-term fundamental value of the business of Centerpulse.

Zimmer also announced that the U.K. competition authority has issued a standard request for comment to establish whether Zimmer's acquisition of Centerpulse may be subject to U.K. competition review. The company expects that the outcome of this review will be favorable. Zimmer was not required to make any formal filings with the U.K. competition authority. This review will not delay the scheduled expiration of Zimmer's offers for Centerpulse and InCentive Capital AG.

Zimmer's offers for Centerpulse and InCentive are both scheduled to expire on August 27, 2003. In order to ensure that Zimmer's minimum tender conditions of 66-2/3% (in the case of the Centerpulse offer) and 80% (in the case of the InCentive offer) are satisfied as of the expiration date of Zimmer's offers, shareholders who wish to tender their shares into Zimmer's offers must tender their shares by the August 27 expiration date.

Safe Harbor Statement

This press release contains forward-looking statements based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management's beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," and "seeks" or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, our ability to successfully integrate acquired companies, control of costs and expenses, our ability to form and implement alliances, international growth, U.S. and foreign government regulation, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. In particular, forward-looking statements as to Zimmer's financial and business performance following the proposed acquisitions should be qualified by the absence of the opportunity for Zimmer to perform comprehensive due diligence on Centerpulse or InCentive Capital AG, a significant shareholder of Centerpulse. These forward looking statements might have been significantly different had such due diligence review been undertaken. For a further list and description of such risks and uncertainties, see the disclosure materials filed by Zimmer with the U.S. Securities and Exchange Commission. Zimmer disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any exchange offer will be made only through a registration statement and related materials. Zimmer and its directors, officers and other members of its management and employees also may be soliciting proxies from Zimmer stockholders in connection with the exchange offers for shares of Centerpulse and InCentive Capital. Investors and security holders should note that the exchange offers described in this press release have not been agreed to by Centerpulse or InCentive Capital and are subject to certain conditions. In connection with the exchange offers, Zimmer has filed registration statements on Form S-4 (each containing a prospectus/offer to purchase) and a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission and submitted Swiss offer prospectuses to the Swiss Takeover Board. Investors and security holders of Centerpulse, InCentive Capital and Zimmer are advised to read these disclosure materials (including other disclosure materials when they become available), because these materials contain important information. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by Zimmer with the U.S. Securities and Exchange Commission at the SEC's website at www.sec.gov. The disclosure materials and other documents of Zimmer may also be obtained from Zimmer upon request by directing such request to Sam Leno, Senior Vice President and CFO, 574-372-4790.

About Zimmer Holdings, Inc.

Zimmer, based in Warsaw, Indiana, is a worldwide leader in the design, development, manufacture and marketing of reconstructive orthopaedic implants and trauma products. Orthopaedic reconstruction implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body's natural healing process. Zimmer manufactures and markets other products related to orthopaedic surgery. For the year 2002, the Company recorded worldwide revenues of $1.37 billion. Zimmer was founded in 1927 and has more than 3,600 employees worldwide.

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Additional contacts:

           Switzerland: Hirzel. Neef. Schmid. Konsulenten
                        Aloys Hirzel/+41 43 344 42 49/a-hirzel@konsulenten.ch Andreas Thommen/+41 43 344 42 49/ a-thommen@konsulenten.ch

           U.K.: M Communications
                 Hugh Morrison/+44 207 153 1534/morrison@mcomgroup.com Nick Miles/+44 207 153 1535/miles@mcomgroup.com